CANADIAN ENVIRONMENTAL & METALLURGICAL INC.
6927 Antrim Ave
Burnaby, British Columbia, Canada  V5J 4M5

CONSENT OF INDEPENDENT LABORATORY

We hereby consent to the inclusion and incorporation by reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-3 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings reported to Searchlight Minerals Corp. relating to the synthetic precipitation leach procedure on material from the Clarkdale Slag Project (the “Report”) which appears in the Annual Report on Form 10-K for the year ended December 31, 2009 of Searchlight Minerals Corp.  We consent to our being named as an expert in the Registration Statement.

CANADIAN ENVIRONMENTAL & METALLURGICAL INC.

By:	/s/ R. J. Voss
Per: R. J. Voss

Dated: October 18, 2010